Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2021, with respect to the financial statement of Triangle Canna Corp. contained in this offering statement. We consent to the use of the aforementioned report in the Offering Statement on Form 1-A, and to the use of our name as it appears under the caption "Experts". Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAS, P.C.

Jericho, New York

March 30, 2021